Exhibit 12.1

BEACON ROOFING SUPPLY, INC.

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands, except ratio data)

We have calculated the ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and approximately 20% of rental expense that Beacon Roofing Supply, Inc. management believes is representative of the interest component of rental expense.

	Three Months Ended December 31,				Fiscal Year Ended September 30,
	2015		2014		2015		2014		2013		2012		2011
Earnings
Earnings before income taxes	$10,588		$21,165		$106,043		$88,768		$121,474		$126,499		$90,378
Add:
Fixed Charges	18,882		4,720		18,642		17,512		15,951		23,114		18,727
Earnings	$29,470		$25,885		$124,685		$106,280		$137,425		$149,613		$109,105

Fixed Charges
Interest expense	$15,800		$2,741		$10,561		$10,336		$9,211		$17,172		$13,364
Amortization of deferred financing fees	-		-		-		-		-		-		-
Interest portion of rent expense	3,081		1,980		8,080		7,176		6,740		5,942		5,363
Fixed Charges	$18,882		$4,720		$18,642		$17,512		$15,951		$23,114		$18,727

Ratio of Earnings to Fixed Charges	1.56	x	5.48	x	6.69	x	6.07	x	8.62	x	6.47	x	5.83	x